Exhibit 23.2

LEE KEELING AND ASSOCIATES, INC.

INTERNATIONAL PETROLEUM CONSULTANTS

115 West 3rd Street, Suite 700

Tulsa, Oklahoma 74103-3410

(918) 587-5521

www.lkaengineers.com

CONSENT OF LEE KEELING AND ASSOCIATES, INC.

We hereby consent to the references to our firm in this Registration Statement on Form S-1 for Tapstone Energy Inc., and to the use of information from, and the inclusion of, our report, dated February 24, 2016, with respect to the estimates of the proved reserves and related future net cash flows of Tapstone Energy, LLC as of December 31, 2015, in this Registration Statement. We further consent to the reference to our firm under the heading “Experts” in this Registration Statement and related prospectus.

/s/ Lee Keeling and Associates, Inc.
Lee Keeling and Associates, Inc.

Tulsa, Oklahoma

April 12, 2017